Exhibit 99.1

Kerr-McGee Implements Strategic Plan with North Sea Sale
Company Accelerates Development of Rockies Plays

Oklahoma City, Aug. 8, 2005 - Kerr-McGee Corp. (NYSE: KMG) today announced that a wholly owned affiliate has entered into purchase and sale agreements to sell all of the company’s North Sea operations for approximately US$3.5 billion in cash, and the assumption by the purchasers of all related abandonment obligations, which had a carrying value of $182 million at June 30, 2005, and the assumption of all related derivative liabilities totaling $175 million after taxes. The agreements are subject to approval from appropriate government agencies and customary closing conditions. The transactions include:

•	The sale of interests in four nonoperated fields and related exploratory acreage and facilities to Centrica plc for approximately US$566 million (£318.6 million)
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The sale of all remaining North Sea assets through the sale of 100% of the stock of Kerr-McGee (G.B.) Ltd. and other affiliated entities to Maersk Olie og Gas AS, a subsidiary of A.P. Moller - Maersk A/S, for US$2.95 billion

The North Sea assets include proved reserves of approximately 231 million barrels of oil equivalent (BOE) at June 30, 2005, and produced a daily average of approximately 77,700 BOE during the second quarter of 2005, representing approximately 21% of Kerr-McGee’s total production during that period.

“These transactions enhance our strategic plan to high grade our oil and gas portfolio to focus on assets that have the greatest growth opportunities,” said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. “Market valuations and the tax-efficient nature of these transactions led us to the decision to divest of all of our North Sea operations, maximizing the value of these assets to our stockholders. Divestiture of the North Sea assets will facilitate the company’s plan to spend a reduced amount of capital while achieving a higher per-share production growth rate.”
These transactions, which will be deemed effective as of July 1, 2005, are expected to be completed by early in the fourth quarter. At closings, Kerr-McGee will receive cash proceeds of approximately $3.5 billion and expects net after-tax cash proceeds will be approximately $3.1 billion. The company plans to use all net proceeds to reduce debt.
Kerr-McGee’s strategic plan to high grade its asset portfolio also includes the divestiture of its Gulf of Mexico shelf properties and selected U.S. onshore properties. Data rooms currently are open to prospective buyers. The total combined divestitures are now expected to represent approximately 25% to 30% of the company’s proved reserves as of Dec. 31, 2004, and approximately 30% to 35% of its projected 2005 average pre-divestment production of approximately 360,000 BOE per day. In addition, the company is proceeding with the separation of its chemical business through a dual track process as a sale or IPO/spinoff. The company expects to complete the chemical separation and the majority of the divestments prior to year end.
“Our remaining oil and gas property portfolio will be weighted toward longer-life, less capital-intensive properties, with a large inventory of repeatable low-risk development projects, while still providing high-potential exploration prospects for future per-share growth,” said Dave Hager, Kerr-McGee chief operating officer. “We are accelerating development drilling activities at our two large resource plays, located in the Rockies in the Wattenberg and Greater Natural Buttes areas, by approximately 20%. We also are focusing our exploratory program on high-impact targets in the deepwater Gulf of Mexico and other select proven hydrocarbon basins.”

Kerr-McGee has an established record of success in the Wattenberg and Greater Natural Buttes areas where it has identified more than 10,000 projects to unlock more than 400 million BOE of potential resources. The company plans to complete projects annually that are expected to provide more than 60% of its projected production replacement. Additionally, the company expects to drill 8 to 12 high-potential new-field wildcats per year.

Kerr-McGee will hold a conference call Tuesday, Aug. 9, at 10 a.m. EDT to discuss its strategic outlook and expectations for the future. Interested parties may access the presentation and conference call via the Internet, at https://cpsevents.webex.com/cpsevents/onstage/g.php?d=771685391&t=a. The pass code for the presentation is 92066547, and the event number for reference is 771685391. For audio, please call 1-888-278-5609 in the United States, or 1-617-614-3459 outside the United States. The pass code for the call is 92066547. For assistance, call 1-866-779-3239, option 4.

A replay of the call will be available for 48 hours at 1-888-286-8010 in the United States or 1-617-801-6888 outside the United States. The code for the replay will be 92066547. The presentation will be archived for 30 days on the company’s website.

Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $15 billion. For more information, visit the company’s website at www.kerr-mcgee.com.

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Statements in this news release regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,”“expects,”“anticipates,”“intends,”“estimates,”“projects,”“target,”“budget,”“goal,”“plans,”“objective,”“outlook,”“should,”“will” or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, the price of oil and gas, drilling risks, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee’s oil and gas business supplies raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company’s Annual Report on Form 10-K and other U.S. Securities and Exchange Commission (SEC) filings. Actual results and developments may differ materially from those expressed or implied in this news release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this release, such as “potential resources,” that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Kerr-McGee’s offices or website, www.kerr-mcgee.com. You also can obtain these forms from the SEC by calling 1-800-SEC-0330.

Media Contacts:	Debbie Schramm Direct: 405-270-2877 Cell: 405-830-6937 dschramm@kmg.com	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contact:	Rick Buterbaugh Direct: 405-270-3561

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